Exhibit 99.1

BioTime, Inc. Agrees to Sell Up to $20.7 Million of Common Shares

Shares to be sold to TASE Index Funds in Israel

ALAMEDA, Calif., September 25, 2015 – BioTime, Inc. (NYSE MKT and TASE:  BTX) today announced that it has agreed to sell up to $20.7 million of its common shares in a registered direct offering to select investment funds in Israel that hold shares of companies that are included within certain stock indexes of the Tel Aviv Stock Exchange (the “TASE”).  The price per share will be determined with reference to the closing price of BioTime common shares on the TASE on the trading day immediately preceding the first day on which BioTime common shares enter the TASE stock indexes.  The sale of the common shares is expected to close on or about October 1, 2015, subject to the satisfaction of customary closing conditions.  The amount of aggregate proceeds from the sale and the total number of shares sold will depend upon the market price of BioTime common shares and the number of BioTime common shares the investment funds need to purchase from BioTime to put their portfolios in balance with the TASE stock indexes that they track.  BioTime will pay Union Underwriting & Finances Ltd an investment banking fee in the amount of 1% of the aggregate purchase price of the common shares sold.

BioTime intends to use the net proceeds from the sale to finance clinical trials of products under development, to finance research and development programs, and for general working capital corporate purposes.  BioTime may invest a portion of the proceeds in one or more of its subsidiaries.

“The recent dual listing of our shares on the TASE is enabling us to broaden and diversify our investor base,” said Dr. Michael D. West, BioTime’s CEO. “This new capital raise will strengthen our capabilities as we and our subsidiaries advance our clinical-stage product development programs through what we anticipate will be important inflection points on the path to value creation for our shareholders.”

The common shares offered by BioTime in the registered direct offering are being offered and sold pursuant to a prospectus supplement dated as of September 25, 2015, which has been filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from BioTime’s shelf registration statement on Form S-3 (File No. 333-201824), which became effective on February 12, 2015, and the base prospectus dated February 12, 2015.  Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and cancer diagnostics, nearing the completion of initial clinical studies for the detection of lung, bladder, and breast cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc., developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated online database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP-compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases, and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime’s Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

BioTime, Inc.
Dan L. Lawrence, 510-775-0510
dlawrence@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 646-445-4800
mpolyviou@evcgroup.com

or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com
or
Israel Contact:
Gelbart-Kahana Investor Relations
Zeev Gelbart
+972-3-6074717
zeevg@gk-biz.com